Exhibit 99.7

December 16, 2020

Acamar Partner Acquisition Corp.

1450 Brickell Avenue, Suite 2130

Miami, Florida 33131

Consent to Reference in Proxy Statement/Prospectus/Consent Solicitation Statement

Acamar Partners Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/consent solicitation statement included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus/consent solicitation statement.

Sincerely,

/s/ Kimberly H. Sheehy
Kimberly H. Sheehy